Exhibit 5.1

Our File No.	276624
Date	May 21, 2026

Lannister Mining Corp.
Suite 1500 – 1055 West Georgia Street
Vancouver, British Columbia
Canada V6E 4N7

Dear Sirs:

Re: Lannister Mining Corp. – Registration Statement on Form F-1

We have acted as Canadian legal counsel to Lannister Mining Corp., a corporation existing under the laws of the Province of British Columbia (the “Company”), in connection with the Company’s Registration Statement on Form F-1 (File No. 333-281149) filed on July 31, 2024, as amended and supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) including a related prospectus filed with the Registration Statement (the “Prospectus”), covering:

(i)	the offering (the “Offering”) for sale to Joseph Gunnar & Co., LLC and other underwriters (together, the “Underwriters”) pursuant to an underwriting agreement (the “Undewriting Agreement”) to be entered into with the Underwriters of: (a) US$15,000,000 of common shares, no par value per share, in the capital of the Company (each, a “Common Share”), representing 3,000,000 Common Shares, assuming an initial public offering price of US$5.00 per Common Share, and (b) an additional 450,000 Common Shares pursuant to a 45-day over-allotment option, equal to 15% of the Common Shares sold in the Offering, granted to the Underwriters, in each case at the public offering price to be determined in accordance with the resolutions of the board of directors of the Company dated October 20, 2025 (the “Resolutions”), the Underwriting Agreement and the Registration Statement; and

(ii)	the public offering of such securities by the Underwriters.

In connection with this opinion, we have reviewed and relied upon the Registration Statement and Prospectus, the Company’s Notice of Articles, the Company’s Articles, records of the Company’s corporate proceedings in connection with the Offering, including the Resolutions, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation. With respect to the foregoing documents, we have assumed: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as certified, photostatic or other copies; (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and (vii) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company).

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May 21, 2026 Page 2

When our opinion refers to the Common Shares to be issued having been issued as being “fully paid and non- assessable”, such opinion indicates that the holder of such Common Shares cannot be required to contribute any further amounts to the Company by virtue of his, her or its status as holder of such Common Shares, either in order to complete payment for the Common Shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to the adequacy of any consideration received for such Common Shares.

We are qualified to practise law in British Columbia. Our opinion below is limited to the existing laws of the British Columbia, including all applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”), and the federal laws of Canada applicable therein as of the date of this opinion and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction. In particular, we express no opinion as to United States federal or state securities laws or any other laws, rule or regulation, federal or state, applicable to the Corporation.

In expressing the opinion in paragraph 1 below, we have relied on a certificate of good standing issued by the Registrar of Companies of British Columbia pursuant to the BCBCA dated May 20, 2026 in respect of the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Company is a corporation existing under the BCBCA and is, with respect to the filing of annual reports with the Registrar of Companies of British Columbia, in good standing; and

2.	The Common Shares have been duly authorized and, when the Common Shares are issued and sold in the manner contemplated by the Resolutions, the Underwriting Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable Common Shares in the capital of the Company.

3.	The statements under the caption “Material United States and Canadian Income Tax Considerations — Canadian Income Tax Considerations” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of laws of British Columbia and federal laws applicable therein, are accurate in all material respects and that such statements constitute our opinion.

May 21, 2026 Page 3

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the Prospectus included therein entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is furnished in accordance with the requirements of Item 8(5.1) of Form F-1 and Item 601(b)(5)(i) of Regulation S-K in connection with the filing of the Registration Statement and the related Prospectus, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein after the effective date of the Registration Statement.

Yours truly,

/s/ McMillan LLP

McMillan LLP